MasterCard Incorporated First-Quarter 2009 Financial Results Conference Call May 1, 2009 Exhibit 99.2

2 Business Update • Economic Overview • Business Update • Legal & Regulatory Update

$       3.00
$ 398
516
43.6%
666
$     1,182
1Q 2008
Non-GAAP
incl. special items*
$ 2.80
$ 367
561
48.6%
595
$ 1,156
1Q 2009
Actual
(6.7) Diluted EPS
(7.8) Net income
(10.8) Total operating expenses
8.9
5.0 ppts
Operating income
Operating margin
(2.2) Net revenue
YOY
adjusted
Growth %
1st Quarter Selected Financial Performance
($ in millions, except percentages and per share data)
Note: Figures may not sum due to rounding
*See Appendix A for GAAP reconciliations of special items for the three months ended March 31, 2008

1st Quarter 2009 MasterCard Branded
Volume (GDV & Purchase Volume)
Note: Figures may not sum due to rounding
APMEA = Asia Pacific / Middle East / Africa
$US
billions
U.S.
Dollar
Local
Currency
$US
billions
U.S.
Dollar
Local
Currency
APMEA
103 2.4 16.1 69 0.8 15.0
Canada
19 (19.7) (0.3) 17 (17.9) 1.9
Europe
153 (16.1) 3.9 114 (15.8) 4.2
Latin America
37 (16.0) 7.1 20 (11.4) 10.4
United States
238 (8.0) (8.0) 192 (7.1) (7.1)
Worldwide
550 (9.7) 0.3 411 (9.2) 0.3
Purchase Volume Gross Dollar Volume
YOY Growth % YOY Growth %

Domestic Assessments
Cross Border Volume Fees
Transaction Processing Fees
Other Revenues
Rebates & Incentives
Net Revenue

•
Net Revenue declined 2.2%, but
grew 1.8% on a constant
currency basis
•
Domestic Assessments
decreased 2.1%
•
Cross Border Volume Fees
declined 11.3%
•
Transaction Processing Fees
grew 7.1%
•
Other Revenues grew 11.6%
•
Rebates & Incentives
grew 6.6%
1st Quarter Revenue
($ in millions)
$565
$362
$407
$164
$1,182
($316)
$1,156
$321
$553
$436
$183
($337)
-$400
-$150
$100
$350
$600
$850
$1,100
$1,350
1Q 2008 1Q 2009

1st Quarter Operating Expenses
($ in Millions)
•
Total operating expenses
decreased 10.8%, from $666 to
$595
•
G&A decreased 3.0% to $448
primarily due to:
–
Cost-reduction initiatives to
reduce travel, personnel and
professional fees
–
Included severance charges of
$19
–
Favorable foreign currency
contributed ~2.6 ppts
•
A&M decreased 35.4% to $116
primarily due to:
–
Reductions in response to
market conditions and cost
containment efforts
–
Foreign currency contributed
~3.0 ppts to the decrease
$462
$180
$25
$116
$448
$31
$0
$100
$200
$300
$400
$500
General &
Administrative
Advertising &
Marketing
Depreciation &
Amortization
1Q 2008 1Q 2009

1st Quarter 2009 Cash Flow Statement
and Balance Sheet Highlights
Generated $416 million in cash flow from operations
for the quarter ended March 31, 2009
Cash, cash equivalents and current available-for-sale
securities of $2.3 billion at March 31, 2009
M&A activities
–
Joint venture with Accor for PrePay Technologies
–
Increased investment in SPS

Items for Consideration and
1st Quarter 2009 Business Highlights
•
Thoughts for 2009
–
Net revenue growth expected to be lower than longer-term
objective range
–
Operating expenses expected to be flat to slightly down
versus 2008 levels, including impact of all severance charges
•
Business Highlights
–
Business retention wins
–
Mobile

9

Appendix:
GAAP Reconciliations
a - Gain from the termination of a customer business agreement
b - Amounts have been revised to conform with the adoption of FASB Staff Position EITF 03-06-1
Figures may not sum due to rounding
($ in millions, except per share data)
Actual
Special
Item
Non -
GAAP
Other income (expense), net $            74 $            75 (a) $            (1)
Total other income 173 75 98
Income before income taxes 689 75 614
Income taxes 242 26 216
Net Income $          447 $            49 $          398
Basic Net Income per Share $         3.37 (b) $       (0.36) $         3.01 (b)
Diluted Net Income per Share $         3.37 (b) $       (0.37) $         3.00 (b)
Three Months Ended March 31, 2008